EX-99.1

SHOE CARNIVAL REPORTS SECOND QUARTER FISCAL 2019 RESULTS

Reports Comparable Store Sales Increase of 1.4 Percent

Updates Fiscal 2019 Net Sales and Earnings Outlook

FOR IMMEDIATE RELEASE

Evansville, Indiana, August 28, 2019 - Shoe Carnival, Inc. (Nasdaq: SCVL) (“the Company”), a leading retailer of moderately priced footwear and accessories, today reported results for the second quarter and six months ended August 3, 2019.

Second Quarter Highlights

•	Comparable store sales increased 1.4 percent

•	Earnings per diluted share increased 5.3 percent to $0.80

•	Cash and cash equivalents were $37.5 million with no outstanding debt as of August 3, 2019

Cliff Sifford, Shoe Carnival’s President and Chief Executive Officer commented, “We are pleased our financial results for the second quarter were in line with our expectations and we believe we remain well positioned to achieve our annual outlook. Shoe Carnival’s robust assortment of family footwear for back-to-school is resonating with new and existing customers resulting in an acceleration of our August sales.  Comparable store sales through the first three weeks of August are up 3.5 percent compared to a 6.5 percent increase for the full month of August last year. Our team continues to focus on the execution of our strategic initiatives in the second half of fiscal 2019 as we build upon our strong foundation for sustainable long term growth and shareholder value creation.”

Second Quarter Financial Results

The Company reported net sales of $268.2 million for the second quarter of fiscal 2019, a 0.1 percent decrease compared to net sales of $268.4 million for the second quarter of fiscal 2018.  Comparable store sales increased 1.4 percent for the second quarter of fiscal 2019.

Gross profit margin for the second quarter of fiscal 2019 decreased 0.6 percent to 30.6 percent compared to 31.2 percent in the second quarter of fiscal 2018.  Merchandise margin was flat and buying, distribution and occupancy expenses increased 0.6 percent as a percentage of net sales compared to the second quarter of fiscal 2018.

Selling, general and administrative expenses for the second quarter of fiscal 2019 decreased $2.4 million to $66.4 million. As a percentage of net sales, these expenses decreased to 24.8 percent compared to 25.6 percent in the second quarter of fiscal 2018.

Net income for the second quarter of fiscal 2019 was $11.8 million, or $0.80 per diluted share. For the second quarter of fiscal 2018, the Company reported net income of $11.8 million, or $0.76 per diluted share.

Six Month Financial Results

Net sales for the first six months of fiscal 2019 decreased $3.8 million to $522.0 million compared to the first six months of fiscal 2018.  Comparable store sales increased 0.6 percent for the first six months of fiscal 2019.

Net earnings for the first six months of fiscal 2019 were $25.7 million, or $1.71 per diluted share, compared to net earnings of $24.7 million, or $1.59 per diluted share, in the first six months of fiscal 2018. Included in the first six months of fiscal 2019 was a tax benefit in connection with the vesting of equity-based compensation of approximately $1.9 million, or $0.13 per diluted share.  The gross profit margin for the first six months of fiscal 2019 was 30.1 percent compared to 30.6 percent in the same period last year. Selling, general and administrative expenses for the first six months decreased $2.9 million to $126.0 million. As a percentage of net sales, these expenses decreased to 24.1 percent compared to 24.5 percent in the first six months of fiscal 2018.

Store Openings and Closings

The Company expects to open one store and close six stores during fiscal 2019 compared to opening three stores and closing 14 stores during fiscal 2018.

Expected store openings and closings by quarter for the fiscal year are as follows:

	New Stores	Store Closings
First quarter 2019	0	2
Second quarter 2019	0	2
Third quarter 2019	1	1
Fourth quarter 2019	0	1
Fiscal year 2019	1	6

Fiscal 2019 Outlook

Based on performance year-to-date, the Company is maintaining the high-end of the annual diluted earnings per share guidance of $2.83 and raising the lower-end of the range to $2.77.  This compares to diluted earnings per share of $2.45 in the prior fiscal year. With the first half of the year complete, net sales estimates have been refined while maintaining the comparable store sales guidance for the year of a low single-digit increase.  Total net sales for the full fiscal year are expected to be in the range of $1.028 billion to $1.033 billion.

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the second quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional investors and analysts.  A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national name brands.  As of August 28, 2019, the Company operates 393 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

Cliff Sifford

President and Chief Executive Officer, or

W. Kerry Jackson

Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer

7500 East Columbia Street

Evansville, IN 47715

www.shoecarnival.com

(812) 867-6471

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States in which our stores are located and the impact of the ongoing economic crisis in Puerto Rico on sales at, and cash flows of, our stores located in Puerto Rico; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; our ability to attract customers to our e-commerce website and to successfully grow our e-commerce sales; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cyber-security breach; our ability to manage our third-party vendor relationships; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner;

the impact of regulatory changes in the United States and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; our ability to meet our labor needs while controlling costs; and future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Thirteen	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Net sales	$268,221	$268,366	$522,031	$525,811
Cost of sales (including buying, distribution and occupancy costs)	186,126	184,585	364,796	364,703
Gross profit	82,095	83,781	157,235	161,108
Selling, general and administrative expenses	66,421	68,850	125,953	128,861
Operating income	15,674	14,931	31,282	32,247
Interest income	(86)	(117)	(417)	(119)
Interest expense	85	36	121	76
Income before income taxes	15,675	15,012	31,578	32,290
Income tax expense	3,843	3,237	5,873	7,560
Net income	$11,832	$11,775	$25,705	$24,730
Net income per share:
Basic	$0.81	$0.77	$1.76	$1.60
Diluted	$0.80	$0.76	$1.71	$1.59
Weighted average shares:
Basic	14,615	15,249	14,614	15,387
Diluted	14,736	15,367	14,964	15,446

Cash dividends declared per share	$0.085	$0.080	$0.165	$0.155

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	August 3, 2019	February 2, 2019	August 4, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$37,458	$67,021	$38,405
Accounts receivable	2,414	1,219	3,918
Merchandise inventories	336,919	257,539	336,907
Other	10,887	11,534	12,094
Total Current Assets	387,678	337,313	391,324
Property and equipment – net	70,855	70,605	77,254
Deferred income taxes	7,020	9,622	8,384
Other noncurrent assets	4,284	459	343
Operating lease right-of-use assets	223,536	0	0
Total Assets	$693,373	$417,999	$477,305

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$108,410	$48,715	$90,928
Accrued and other liabilities	20,179	22,069	25,659
Current portion of operating lease liabilities	46,783	0	0
Total Current Liabilities	175,372	70,784	116,587
Long-term portion of operating lease liabilities	199,592	0	0
Deferred lease incentives	0	22,171	25,006
Accrued rent	0	8,436	9,124
Deferred compensation	13,751	12,108	12,074
Other	1,098	67	750
Total Liabilities	389,813	113,566	163,541
Total Shareholders’ Equity	303,560	304,433	313,764
Total Liabilities and Shareholders’ Equity	$693,373	$417,999	$477,305

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Twenty-six	Twenty-six
	Weeks Ended	Weeks Ended
	August 3, 2019	August 4, 2018
Cash Flows From Operating Activities
Net income	$25,705	$24,730
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,395	11,219
Stock-based compensation	3,440	3,403
Loss on retirement and impairment of assets, net	205	(227)
Deferred income taxes	2,602	(202)
Non-cash operating lease expense	20,352	0
Lease incentives	0	170
Other	1,643	(4,577)
Changes in operating assets and liabilities:
Accounts receivable	(1,194)	2,587
Merchandise inventories	(79,380)	(76,407)
Operating lease liabilities	(23,346)	0
Accounts payable and accrued liabilities	59,565	58,562
Other	(7,970)	(5,125)
Net cash provided by operating activities	10,017	14,133

Cash Flows From Investing Activities
Purchases of property and equipment	(11,490)	(2,661)
Proceeds from sales of property and equipment	8	0
Other	0	283
Net cash used in investing activities	(11,482)	(2,378)

Cash Flow From Financing Activities
Borrowings under line of credit	20,000	0
Payments on line of credit	(20,000)	0
Proceeds from issuance of stock	104	107
Dividends paid	(3,250)	(2,393)
Purchase of common stock for treasury	(14,012)	(19,043)
Shares surrendered by employees to pay taxes on restricted stock	(10,940)	(275)
Net cash used in financing activities	(28,098)	(21,604)
Net decrease in cash and cash equivalents	(29,563)	(9,849)
Cash and cash equivalents at beginning of period	67,021	48,254
Cash and cash equivalents at end of period	$37,458	$38,405